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                            1999 GAIN SHARING BONUS PLAN



All employees of the company are eligible to receive annual cash bonuses based on annual results. The components used to determine the ultimate bonus payment are as follows:

IN FORCE PREMIUM         In force premium is the annualized total premiums in
                         effect at any one point in time.

NET INCOME               Pre-tax, pre-bonus operating profit.


Targets were established for each of the identified components above based on the 1999 business plan goals. The amount of the bonus payment is determined based on actual performance compared to the established Gain Sharing Bonus Plan targets.